UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2010

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1200 Route 22 East, Suite 2000
Bridgewater, NJ 08807
 (Address of principal executive offices) (Zip Code)

(908) 203-4640
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On June 8, 2010, NovaDel Pharma Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Craig Johnson under which Mr. Johnson will serve as the Company’s Senior Vice President, Chief Financial Officer and Secretary. Steven B. Ratoff, Chairman, President and Chief Executive Officer, has served as Interim Chief Financial Officer and Secretary since April 2009.  As the Company’s new Chief Financial Officer, Mr. Johnson will also serve as the Company’s Principal Accounting Officer and Principal Financial Officer.

Under the terms of the Agreement, which commences on June 16, 2010, Mr. Johnson is entitled to receive an annual base salary of $150,000 and a target annual incentive bonus equal to 30% of his annual base salary, with a maximum payout equal to 150% of the target award. In addition, Mr. Johnson will receive a grant of stock options on June 16, 2010, the start date of the Agreement, consisting of options to purchase 750,000 shares of the Company’s common stock under the Company’s 1998 Equity Incentive Plan and 2006 Equity Incentive Plan (together, the “Plans”). The options will have an exercise price per share equal to the closing price of the Company’s common stock on June 16, 2010 as reported on the Over-The-Counter Bulletin Board (which is the fair market value on the date of grant as defined by the Plans), will vest monthly in equal installments over a period from June 16, 2010 through December 31, 2011 and will be exercisable for a period of five years from the date of grant.

In the event of a termination by the Company without cause (as defined in the Agreement), Mr. Johnson will be entitled to receive an amount equal six months base salary at the time of termination. In addition, Mr. Johnson shall be entitled to receive the pro rata portion of the annual incentive bonus to the extent performance measures were met. All previously awarded equity grants shall immediately vest upon such termination and Mr. Johnson shall have a period of twelve months following such termination to exercise any unexercised stock options.

In the event of a termination by (i) the Company as a result of Mr. Johnson’s disability, (ii) mutual agreement of the parties, or (iii) Mr. Johnson for a change of control (as defined in the Agreement), Mr. Johnson will be entitled to receive his base salary through the date of termination, the pro rata portion of his annual incentive bonus for that year and all other amounts to which he was entitled for portion of the year up to his termination. In the event of Mr. Johnson’s death, Mr. Johnson’s legal representatives will be entitled to receive the same amounts that Mr. Johnson would have been entitled to receive for a termination as a result of the foregoing events. All previously awarded equity grants shall immediately vest upon such termination and Mr. Johnson shall have a period of twelve months following such termination to exercise any unexercised stock options.

The Agreement also contains provisions prohibiting Mr. Johnson, during the term of his employment and for a period of two years following his employment from soliciting for hiring, or hiring, any employee, consultant or independent contractor employed or affiliated with the Company. Mr. Johnson shall also refrain either directly or indirectly from approaching or attempting to solicit any business of the Company.

The description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated in this Item 5.02 by reference.

Prior to joining the Company, Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics from 2004 until its sale to Raptor Pharmaceutical Corp. in September 2009.

Following the sale, he served as Vice President of TPTX, Inc., a subsidiary of Raptor Pharmaceutical Corp., until April 2010.  From 1994 to 2004, Mr. Johnson was employed by MitoKor, Inc. where he last held the position of Chief Financial Officer and Senior Vice President of Operations.  Prior to MitoKor, he served as a senior financial executive for several early-stage technology companies, and he also practiced as a Certified Public Accountant with Price Waterhouse.  Currently, Mr. Johnson is as a member of the board of directors of Ardea Biosciences Inc., a publicly-traded biotechnology company, where he serves as the chairman of the audit committee.  Mr. Johnson received his BBA in accounting from the University of Michigan and is a certified public accountant.

A copy of a press release announcing Mr. Johnson’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.

10.1	Employment Agreement dated June 8, 2010 by and between NovaDel Pharma Inc. and Craig Johnson.

99.1	Press Release of NovaDel Pharma Inc. dated June 9, 2010, titled “NovaDel Pharma Inc. Announces Appointment of Craig Johnson as Senior Vice President, Chief Financial Officer and Secretary.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ STEVEN B. RATOFF
Name:	Steven B. Ratoff
Title:	Chairman, President and Chief Executive Officer

Date:  June 9, 2010